FOR IMMEDIATE RELEASE

Contact:  Doug Morris
          212-515-1964

                    WARNACO RECEIVES COURT APPROVAL FOR
                       MODIFIED DIP CREDIT AGREEMENT


NEW YORK, December 27, 2001 - The Warnaco Group, Inc. (OTC: WACGQ.OB) today announced that it has received approval from the U.S. Bankruptcy Court for the Southern District of New York of a motion that amends the Company's Debtor-in Possession (DIP) financing agreement.

The amendment modifies the required EBITDAR (earnings before interest, taxes, depreciation, amortization, and certain restructuring charges) levels under the original DIP agreement to reflect the current operating environment and the Debtor's revised business plans.

The Company also said that it has had stronger than planned liquidity due to significant improvements in cash management. As such, the Company agreed to amend the DIP financing agreement to reduce the total DIP borrowing facility from $600 million to $475 million.

Under the amended DIP financing agreement, the Company is required by its bank lenders to file a plan of reorganization with the Bankruptcy Court by July 31, 2002. The administrative agent for the bank lenders may extend this date at its sole discretion.

"Our post-petition experience has indicated that the revised DIP facility will be sufficient to help fund our operations and finalize a plan of reorganization in mid to late 2002. We are moving forward with the sale of specific, non-core assets, and we expect that process to accelerate in the new year," said Tony Alvarez, chief executive officer of Warnaco.

The Warnaco Group, Inc., headquartered in New York, is a leading manufacturer of intimate apparel, menswear, jeanswear, swimwear, men's and women's sportswear, better dresses, fragrances and accessories sold under such brands as Warner's(R), Olga(R), Van Raalte(R), Lejaby(R), Bodyslimmers(R), Izka(R), Chaps by Ralph Lauren(R), Calvin Klein(R) men's and women's underwear, men's accessories, and men's, women's, junior women's and children's jeans, Speedo(R)/Authentic Fitness(R) men's, women's and children's swimwear, sportswear and swimwear accessories, Polo by Ralph Lauren(R) women's and girls' swimwear, Oscar de la Renta(R), Anne Cole Collection(R), Cole of California(R) and Catalina(R) swimwear, A.B.S. (R) Women's sportswear and better dresses and Penhaligon's(R) fragrances and accessories.

This release includes forward-looking statements within the meaning of
Section 27A of Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including the sufficiency of the DIP financing, the ability of the Company to satisfy the conditions and requirements of the credit facilities of the Company, the effects of the Chapter 11 filing on the operation of the Company, the effect of national and regional economic conditions, the overall level of consumer spending, the performance of the Company's products within the prevailing retail environment, customer acceptance of both new designs and newly-introduced product lines, and financial difficulties encountered by customers. All statements other than statements of historical facts included in this release are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.


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